Exhibit 99.9

STOCK SUBSCRIPTION AND EXCHANGE AGREEMENT

STOCK SUBSCRIPTION AND EXCHANGE AGREEMENT, dated as of May 9, 2010 (this “Agreement”), by and among MRRC Hold Co., a Delaware corporation (“Parent”), and the persons named on Schedule I hereto (each a “Purchaser” and collectively, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, Parent, and MRRC Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (“Merger Agreement”) on the date hereof with Rubio’s Restaurants, Inc., a Delaware corporation (“Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, on May 6, 2010, in connection with the formation of Parent, Mill Road Capital, L.P. (‘Fund”) acquired 100 shares (the “Initial Shares”) of Common Stock, par value $0.0001 per share, of Parent for an aggregate purchase price of $100, and such Initial Shares constitute all of the currently issued and outstanding shares of Parent Stock;

WHEREAS, in a single overall plan and transaction, each of the Purchasers, acting severally and not jointly, wishes to purchase from Parent, upon the terms and subject to the conditions hereinafter set forth, newly issued shares of capital stock of Parent, with rights, privileges, restrictions and conditions as more fully described on Exhibit A (“Parent Stock”) in consideration of each such Purchaser’s contribution to Parent of cash or shares of common stock of the Company (“Company Common Stock”), each such transaction being consummated immediately prior to the Merger as part of a single overall plan and transaction with each other and with the Merger; and

WHEREAS, it is the intention of the parties hereto that the purchase by the Purchasers from Parent of newly issued shares of Parent Stock qualify for treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

ISSUANCE, SALE AND DELIVERY OF SHARES;

CONTRIBUTIONS; CLOSING; CERTAIN TAX MATTERS

Section 1.1. Issuance, Sale and Delivery of Shares; Contributions. Upon the terms and subject to the conditions of this Agreement, immediately prior to the closing of the Merger, in a single overall plan and transaction, which single overall plan and transaction also includes the Merger, Parent shall issue, sell and deliver to each Purchaser, and each Purchaser, acting severally and not jointly, shall acquire from Parent, at a purchase price of $4.75 per share, that number of shares of newly issued Parent Stock (the “Shares”) as is set forth opposite such Purchaser’s name under the heading “Shares of Parent Stock” on Schedule I hereto. Upon the terms and subject to the conditions of this Agreement, at the Closing, as payment in full for the

Shares being issued to each such Purchaser hereunder (A) each Purchaser shall contribute to Parent the amount of cash set forth opposite the name of such Purchaser under the heading “Cash Purchase Price” on Schedule I and (B) each Purchaser shall contribute to Parent the number of shares of Company Common Stock set forth opposite the name of such Purchaser under the heading “Company Shares” on Schedule I hereto. For purposes of each exchange of shares of Company Common Stock for Shares contemplated by this Section 1.1, the value of the shares of Company Common Stock transferred by each Purchaser to Parent shall be $8.70 per share. All shares of Company Common Stock being contributed to Parent in exchange for Shares hereunder are being accompanied by stock powers duly executed by the record holders thereof. All amounts of cash contributed to Parent by the Purchasers in exchange for Shares hereunder are being delivered to Parent by wire transfer of immediately available funds to an account designated by Parent to such Purchasers.

Section 1.2. Closing. Upon the terms and subject to the conditions of this Agreement, the issuance, sale and delivery of the Shares contemplated by Section 1.1 (the “Closing”) shall take place immediately prior to the closing of the Merger at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts.

Section 1.3. Certain Tax Matters. Unless otherwise required by applicable law, Parent and the Purchasers shall, for all federal, state and local income tax purposes, treat the transactions effected pursuant to Section 1.1 as collectively constituting a transaction under Section 351 of the Code in which the Purchasers transfer property to Parent in exchange for stock in Parent and immediately after the exchange the Purchasers are in control (as defined in Section 368(c) of the Code) of Parent.

Section 1.4. Further Assurances. Each Purchaser (other than the Fund) agrees to execute and deliver such other agreements and documents in connection with the transactions contemplated by this Agreement as may be reasonably requested by the Fund.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Purchasers that:

Section 2.1. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority necessary to (i) own its properties and assets, (ii) carry on its business as now being conducted and as proposed to be conducted immediately after the Closing and (iii) execute and deliver this Agreement and perform its obligations hereunder, including the issuance, sale and delivery of the Shares.

Section 2.2. Authorization; Validity. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of the Shares) have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 2.3. Governmental Authorization. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Article III hereof, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to Parent in connection with the execution, delivery and performance by Parent of this Agreement except (i) for such filings as may be required under Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (“Securities Act”), or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of Parent to perform its obligations hereunder.

Section 2.4. Noncontravention. The execution, delivery and performance by Parent of this Agreement does not and will not (i) violate in any material respect the Certificate of Incorporation or Bylaws of Parent, (ii) violate in any material respect any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Parent, (iii) violate in any material respect any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Parent is a party or (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or any of its assets or properties.

Section 2.5. Valid Issuance of Shares. The Shares have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, fully paid and nonassessable shares of Parent Stock.

ARTICLE III.

REPRESENTATION AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, and solely with respect to such Purchaser, represents and warrants to Parent that:

Section 3.1. Existence. Such Purchaser (if not a natural person) is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 3.2. Authorization; Power; Validity. The execution and delivery by such Purchaser (if not a natural person) of this Agreement and the consummation of the transactions contemplated hereby are within such Purchaser’s powers and have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser. This Agreement constitutes a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.3. Governmental Authorization. No order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement except (i) for such filings and notices of sale as may be required under Regulation D or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of such Purchaser to perform such Purchaser’s obligations hereunder.

Section 3.4. Noncontravention. The execution, delivery and performance by such Purchaser of this Agreement does not (i) violate in any material respect, if such Purchaser is not a natural person, the certificate of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of such Purchaser, (ii) violate in any material respect any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such Purchaser, (iii) violate in any material respect any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which such Purchaser is a party, (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Purchaser under any provision of any agreement or other instrument binding upon such Purchaser or any of its assets or properties or (v) result in the creation or imposition of any material lien, claim, charge, pledge, security interest or other encumbrance with respect to any Shares acquired hereunder.

Section 3.5. Title to Company Common Stock. Such Purchaser (if such Purchaser is contributing Company Common Stock in exchange for some or all of the Shares being issued to such Purchaser hereunder) has good and valid title to the shares of Company Common Stock being contributed to Parent pursuant to Section 1.1, free and clear of all claims, liens and encumbrances.

Section 3.6. Purchase for Investment. Such Purchaser is purchasing the Shares being purchased by such Purchaser hereunder for investment for such Purchaser’s own account and not with a view to, or for sale in connection with, any distribution thereof.

Section 3.7. Private Placement.

(a) Such Purchaser’s financial situation is such that such Purchaser can afford to bear the economic risk of holding the Shares being purchased by such Purchaser hereunder for an indefinite period of time, and such Purchaser can afford to suffer the complete loss of such Purchaser’s investment in the Shares.

(b) Such Purchaser’s knowledge and experience in financial and business matters are such that such Purchaser is capable of evaluating the merits and risks of such Purchaser’s investment in the Shares or such Purchaser has been advised by a representative possessing such knowledge and experience.

(c) Such Purchaser understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Shares and that following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for such Purchaser to sell or pledge the Shares, or any interest in the Shares, in case of emergency or otherwise.

(d) Such Purchaser and such Purchaser’s representatives, including, to the extent such Purchaser deems appropriate, such Purchaser’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with such Purchaser’s investment in the Shares, and such Purchaser understands and is aware of the risks related to such investment.

(e) Such Purchaser and such Purchaser’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent, the Company and their respective representatives concerning Parent and the Company, the terms and conditions of such Purchaser’s acquisition of the Shares and related matters and to obtain all additional information which such Purchaser or such Purchaser’s representatives deem necessary.

(f) Such Purchaser is an “accredited investor” as such term is defined in Regulation D.

(g) No Purchaser has any plan or intention to sell, exchange, transfer or otherwise dispose of (including by way of gift) any of its shares of Parent Stock immediately after the purchase of any such shares.

(h) Such Purchaser understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that such Purchaser is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Purchaser understands that the Parent is under no obligation to register any of the securities sold hereunder.

(i) Such Purchaser understands that the certificates evidencing the Shares [and the shares of common stock of the Purchaser issued upon conversion thereof, if any,] may bear the legends set forth below, in addition to any other legends deemed appropriate by Parent:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED

THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF STOCK. THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS OF EACH CLASS OF STOCK OR SERIES OF ANY CLASS ARE SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE COMPANY. THE COMPANY WILL FURNISH A COPY OF THE CERTIFICATE OF INCORPORATION, AS AMENDED, OF THE COMPANY WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.”

Section 3.8. No Other Representations and Warranties. Each such Purchaser hereby acknowledges and agrees that the representations and warranties set forth in Article II hereof are the only representations, warranties and statements being relied on by such Purchaser in connection with such Purchaser’s purchase of the Shares.

ARTICLE IV.

TERMINATION

Section 4.1. Termination. This Agreement shall terminate, and neither Parent nor any Purchaser shall have any further rights or obligations hereunder, upon the earliest to occur of (a) written consent of the Purchasers and Parent, (b) the closing of the Merger and (c) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, this Section 4.1 and Article V shall survive termination of this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1. Survival. All of the covenants, agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.2. Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided however that the Fund may, without obtaining the consent of any other Purchaser: (i) amend Schedule I to change the number and aggregate purchase price of the Shares it is acquiring pursuant to this Agreement, and (ii) approve additional Purchasers and amend this Agreement by adding such Purchasers and their investment amount to Schedule I upon the execution by such additional Purchasers of a counter part signature page to this Agreement.

Section 5.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 5.4. Successors and Assigns. No Purchaser may make any assignment, delegation or transfer of any of its rights, interests and obligations hereunder without, in each case, the prior written consent of Parent. Parent may not make any assignment, delegation or transfer of any of its rights, interests and obligations hereunder without, in each case, the prior written consent of the Purchasers. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.5. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

Section 5.6. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.7. Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.8. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

Section 5.9. Severability. If one or more provisions of this Agreement are finally held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 5.10. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words

“include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

MRRC Hold Co.

By:	/s/ Scott P. Scharfman
	Name:	Scott P. Scharfman
	Title:	President and Chief Executive Officer

MILL ROAD CAPITAL, L.P.

By:	Mill Road Capital GP LLC
Its:	General Partner

By:	/s/ Scott P. Scharfman
Name:	Scott P. Scharfman
Title:	Management Committee Director

/s/ Ralph Rubio
Ralph Rubio

SCHEDULE I

PURCHASERS

Name	Company Shares*	Cash Purchase Price	Total Purchase Price	Shares of Parent Stock
Mill Road Capital, L.P.	492,729	$44,713,255.45	$48,999,997.75	10,315,789
Ralph Rubio	114,943	—	$1,000,004.10	210,527
Total:	607,672	$44,713,255.45	$50,000,001.85	10,526,316

*	Valued at $8.70 per share.